Exhibit 99.1

                 NEWS RELEASE
Synchrony Names Deborah Ellinger to Board of Directors
Strategic leader and boardroom veteran enhances expertise in health and wellness, and consumer retail

STAMFORD, Conn. – September 29, 2025 – Synchrony Financial (NYSE: SYF), a premier consumer financial services company, today announced Deborah Ellinger, a former CEO and experienced board member with extensive experience across multiple industries, including health and wellness and retail, has been appointed to Synchrony’s Board of Directors, effective October 1, 2025.
“Deborah has extensive cross-sector experience, including health and wellness and pet, that is well aligned with our strategic priorities and focus areas,” said Brian Doubles, President and Chief Executive Officer. “Deborah is a recognized leader with significant industry knowledge and expertise that will contribute great value to the Board and the Company.”
Ms. Ellinger currently serves as a senior advisor with Boston Consulting Group (BCG), a global consulting firm, where she primarily works with private equity clients investing in consumer and retail companies. Before BCG, from 2004 to 2018, Ms. Ellinger served as CEO and/or President of four private-equity-backed companies: Ideal Image, a MedSpa chain; The Princeton Review, a test preparation company; Restoration Hardware, a home products retailer; and Wellness Pet Food, a pet food manufacturer. Prior to 2004, she held various positions in the retail, health and wellness, consulting and financial sectors. Ms. Ellinger serves on the board of directors of Chewy, Inc., a publicly traded online pet food and product retailer.
“I am delighted to join the Synchrony Board,” said Ms. Ellinger. “The Company is committed to driving the best outcomes for all of its stakeholders, and I look forward to supporting this commitment as a member of the Board.
With the appointment of Ms. Ellinger, Synchrony’s Board of Directors will now consist of twelve members.
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About Synchrony

Synchrony (NYSE: SYF) is a leading consumer financing company at the heart of American commerce and opportunity. From health to home, auto to retail, our Synchrony products have been serving the needs of people and businesses for nearly 100 years. We provide responsible access to credit and banking products to support healthier financial lives for tens of millions of people, enabling them to access the things that matter to them. Additionally, through our innovative products and experiences, we support the growth and operations of some of the country's most respected brands, as well as more than 400,000 small and midsize businesses and health and wellness providers that Americans rely on. Synchrony is proud to be ranked as the country's #2 Best Company to Work For® by Fortune magazine and Great Place to Work®.  For more information, visit www.synchrony.com.

Contacts
Investor Relations:
Kathryn Miller
Synchrony
kathryn.miller@syf.com
(203) 585-6291

Media Relations:
Ashley Tufts
Synchrony
ashley.tufts2@syf.com
(203) 216-6277